CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre- Effective Amendment No. 1 to Registration Statement No. 333-231299 on Form N-14 of our report dated November 21, 2018, relating to the financial statements and financial highlights of First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund (“FFR”), a series of First Trust Exchange-Traded Fund II as of and for the year ended September 30, 2018, and to the references to us under the headings “Independent Registered Public Accounting Firm (“Auditor”)” in the Proxy Statement/Prospectus which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

June 21, 2019